Exhibit 99.4

RESIGNATION JULIO FERREIRA

October 21, 2009

Board of Directors
Global 8 Environmental Technologies, Inc

Gentlemen’s

This letter serves as a notice that I hereby resign from the position of Chief Executive Officer of Global 8 Environmental Technologies, Inc. (the “Company”) to be effective when my successor is appointed due medical reason attached.

I am pleased to continue serving on the Board of Directors.

Sincerely,

/s/ Julio Ferreira
Julio Ferreira